CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Aggregate Offering Price	Amount of Registration Fee(1)
Depositary Shares Each Representing 1/10th Interest in a share of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, par value $1.00 per share	500,000	$1,000	$500,000,000	$57,950
Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, par value $1.00 per share	50,000			(2)

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)	Each Depositary Share represents 1/10th interest in a share of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, par value $1.00 per share. In accordance with Rule 457(i), no registration fee is required because M&T Bank Corporation will not receive any separate consideration for such preferred stock.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-207030

Prospectus Supplement

(To prospectus dated September 18, 2015)

500,000 Depositary Shares Each Representing a 1/10th Interest

in a Share of

Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F

We are offering 500,000 depositary shares, each representing a 1/10th ownership interest in a share of our Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, par value $1.00 per share, with a $10,000 liquidation preference per share (equivalent to $1,000 per depositary share) (the “Preferred Stock”). As a holder of depositary shares, you will be entitled to proportionate rights and preferences of the Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise these rights through the depositary.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of our board of directors, from the date of issuance to, but excluding, November 1, 2026 at a rate of 5.125% per annum, payable semi-annually, in arrears, on May 1 and November 1 of each year, beginning on May 1, 2017. From and including November 1, 2026, we will pay dividends when, as, and if declared by our board of directors or such committee at a floating rate equal to three-month LIBOR, plus a spread of 3.52% per annum, payable quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2027.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors, or a duly authorized committee of our board of directors, does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules, or for which we have not received any applicable regulatory consents or non-objections.

Subject to any applicable required regulatory approvals, we may redeem the Preferred Stock in whole or in part, from time to time, on any dividend payment date on or after November 1, 2026 or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price of $10,000 per share (equivalent to $1,000 per depositary share) plus any declared and unpaid dividends. If we redeem any shares of Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Neither the Preferred Stock nor the depositary shares are deposits or other obligations of a bank or are insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the depositary shares or the underlying Preferred Stock or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Investing in the depositary shares and the underlying Preferred Stock involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of certain risks that you should consider before investing in the depositary shares or the underlying Preferred Stock.

	Per share	Total
Public offering price(1)	$1,000.00	$500,000,000.00
Underwriting discounts and commissions	$10.00	$5,000,000.00
Proceeds, before expenses, to the issuer	$990.00	$495,000,000.00

(1)	Plus accrued dividends, if any, on the Preferred Stock from October 28, 2016 to the date of delivery.

We do not intend to apply to list the depositary shares or the Preferred Stock on any securities exchange or include the depositary shares or the Preferred Stock on any automated quotation system.

We expect that delivery of the depositary shares will be made to investors in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its direct participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), on or about October 28, 2016.

Joint Bookrunners

J.P. Morgan	Credit Suisse	RBC Capital Markets	UBS Investment Bank

The date of this prospectus supplement is October 25, 2016.

Prospectus Supplement

About This Prospectus

You should read this prospectus supplement, the accompanying prospectus and the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference” before you make a decision to invest in the depositary shares. In particular, you should review the information under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement, the information set forth under the heading “Risk Factors” beginning on page 4 in the accompanying prospectus dated September 18, 2015, and the information under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2015. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission. Neither we nor the underwriters are making an offer to sell the depositary shares in any manner in which, or in any jurisdiction where, the offer or sale thereof is not permitted. Neither we nor the underwriters have authorized any person to provide you with different or additional information. If any person provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus supplement, the accompanying prospectus, any such free writing prospectus and the documents incorporated by reference herein and therein is accurate only as of its date or the date which is specified in those documents. Our business, financial condition, capital levels, cash flows, liquidity, results of operations and prospects may have changed since any such date.

In this prospectus supplement, unless otherwise indicated or the context otherwise requires, references to “M&T,” “we,” “us,” or “our” refer solely to M&T Bank Corporation and not to its consolidated subsidiaries. References to a particular year mean M&T’s year commencing on January 1 and ending on December 31 of that year.

i

Cautionary Note Regarding Forward-Looking Statements

This document, including information included or incorporated by reference in this document, contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and are difficult to predict. Forward-looking statements speak only as of the date they are made, and M&T assumes no duty to update forward-looking statements.

In addition to factors described in the section entitled “Risk Factors,” the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities and interest rate sensitivity;

•	prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets;

•	sources of liquidity;

•	common shares outstanding and common stock price volatility;

•	fair value and number of stock-based compensation awards to be issued in future periods;

•

the impact of changes in market values on trust-related revenues; legislation and/or regulation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation or regulation;

•	regulatory supervision and oversight, including monetary policy, interest rate targets, capital and liquidity requirements and supervisory or enforcement policy or priorities;

•	changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies;

•	increasing price and product/service competition by competitors, including new entrants;

•	technological developments and changes;

•	the ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	the mix of products/services;

•	containing costs and expenses;

•	inflation;

•	changes in asset quality and credit risk;

•	inability to sustain revenue and earnings growth;

•	customer acceptance of M&T’s products and services;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•

the impact, extent and timing of technological changes, capital management activities and other actions of the Federal Reserve (as hereinafter defined) and legislative and regulatory actions and reforms;

•	governmental and public policy changes;

•	protection and validity of intellectual property rights;

•	reliance on large customers;

•	technological, implementation and cost/financial risks in large, multi-year contracts;

•	the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters;

•	continued availability of financing and changes in interest rates and capital markets;

•	financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses;

•

material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements;

•

general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency rate fluctuations; and

•	changes and trends in the securities markets.

Where You Can Find Additional Information

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). All such reports and other information may be inspected and copied at the Public Reference Room of the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available to the public through the SEC’s website at www.sec.gov.

We also maintain a website where you can obtain information about us and Manufacturers and Traders Trust Company (“M&T Bank”). Our website includes our annual, quarterly and current reports, together with any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is www.mtb.com. The information contained on our website is not part of this prospectus supplement.

We will provide you, free of charge, with a copy of any or all of the documents incorporated by reference herein upon request. Requests should be directed to:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

Attention: Investor Relations

Telephone Number: (716) 635-4000

This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the SEC, this prospectus supplement and the accompanying prospectus do not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus supplement and the accompanying prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of such contract or other document or matter involved. Each statement regarding any contract or other document is qualified in its entirety by reference to the actual contract or other document.

Incorporation of Certain Information by Reference

Rather than include in this prospectus supplement some of the information that we include in reports filed with the SEC, we are incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly filed documents that contain such information. The information incorporated by reference is considered to be part of this prospectus supplement and should be read with the same care. Accordingly, we incorporate by reference the following documents:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015 filed February 19, 2016;

•	Our Definitive Proxy Statement on Schedule 14A filed March 4, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016; and

•

Our Current Reports on Form 8-K filed on November 2, 2015 (as amended on January 15, 2016), April 1, 2016, April 20, 2016, May 13, 2016, June 14, 2016 and July 19, 2016 (other than the documents or the portions of those documents not deemed to be “filed” under SEC rules).

In addition, all reports and other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this prospectus supplement until the completion or termination of the offering made under this prospectus supplement (other than materials that are deemed “furnished” and not “filed” under SEC rules) will be deemed to be incorporated by reference in this prospectus supplement and to be part of this prospectus supplement from the date of the filing of such reports and documents. Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. Certain of the information incorporated by reference herein has not been audited by an independent registered public accounting firm.

v

Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. This summary is not complete and may not contain all of the information that you should consider before investing in the Preferred Stock. You should read this entire prospectus supplement, including the “Risk Factors” section and “Item 1A—Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2015 as well as the documents incorporated by reference herein, carefully before making an investment decision.

M&T Bank Corporation

M&T is a New York business corporation which is registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended, and as a bank holding company under Article III-A of the New York Banking Law. Our principal executive offices are located at One M&T Plaza, Buffalo, New York 14203. M&T was incorporated in November 1969. As of June 30, 2016, we had consolidated total assets of $123.8 billion, deposits of $94.7 billion and shareholders’ equity of $16.5 billion. We had 16,211 full-time and 1,004 part-time employees as of June 30, 2016.

M&T has two wholly owned bank subsidiaries: M&T Bank and Wilmington Trust, National Association. The bank subsidiaries collectively offer a wide range of retail and commercial banking, trust, wealth management and investment services to their customers. As of June 30, 2016, M&T Bank represented 99% of consolidated assets of M&T. M&T Bank is a banking corporation that is incorporated under the laws of the State of New York. As a commercial bank, M&T Bank offers a broad range of financial services to a diverse base of consumers, businesses, professional clients, governmental entities and financial institutions located in its markets. Lending is largely focused on consumers residing in New York, Pennsylvania, Maryland, New Jersey, Connecticut, Delaware, Virginia, West Virginia and Washington, D.C., and on small and medium-size businesses based in those areas, although loans are originated through lending offices in other states. In addition, M&T conducts lending activities in various states through other subsidiaries. M&T Bank and certain of its subsidiaries also offer commercial mortgage loans secured by income producing properties or properties used by borrowers in a trade or business. Additional financial services are provided through other operating subsidiaries of M&T. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies, and by M&T Bank.

M&T from time to time considers acquiring banks, thrift institutions, branch offices of banks or thrift institutions, or other businesses within markets currently served by M&T or in other locations that would complement M&T’s business or its geographic reach. M&T has pursued acquisition opportunities in the past and continues to review different opportunities, including the possibility of major acquisitions, and intends to continue this practice.

Recent developments

M&T preliminary third quarter financial results

On October 19, 2016, M&T announced its unaudited preliminary financial results for the quarter ended September 30, 2016. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of M&T’s management. PricewaterhouseCoopers

LLP has not audited, reviewed, compiled, or completed its procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Diluted earnings per common share measured in accordance with generally accepted accounting principles (“GAAP”) for the third quarter of 2016 were $2.10, up 9% from $1.93 in the year-earlier quarter. GAAP-basis net income in the recent quarter aggregated $350 million, 25% higher than $280 million in the third quarter of 2015. Diluted earnings per common share and GAAP-basis net income were $1.98 and $336 million, respectively, in 2016’s second quarter. GAAP-basis net income for the third quarter of 2016 expressed as an annualized rate of return on average assets and average common shareholders’ equity was 1.12% and 8.68%, respectively, compared with 1.13% and 8.93%, respectively, in the year-earlier quarter and 1.09% and 8.38%, respectively, in 2016’s second quarter.

For the first nine months of 2016, diluted earnings per common share were $5.80, up 4% from $5.56 in the corresponding period of 2015. GAAP-basis net income for the nine-month period ended September 30, 2016 aggregated $985 million, 22% higher than $809 million in the year-earlier period. Expressed as an annualized rate of return on average assets and average common shareholders’ equity, GAAP-basis net income for the first nine months of 2016 was 1.06% and 8.17%, respectively, compared with 1.11% and 8.77%, respectively, in the similar 2015 period.

The provision for credit losses was $47 million in the recent quarter, compared with $44 million in the third quarter of 2015 and $32 million in 2016’s second quarter. Net charge-offs of loans were $41 million during the third quarter of 2016, compared with $40 million and $24 million in the third quarter of 2015 and second quarter of 2016, respectively. Expressed as an annualized percentage of average loans outstanding, net charge-offs were .19% and .24% in the third quarter of 2016 and 2015, respectively, and .11% in the second quarter of 2016.

M&T had total assets of $126.8 billion at September 30, 2016 and $123.8 billion at June 30, 2016, up from $97.8 billion at September 30, 2015. Total deposits increased to $98.1 billion at the recent quarter-end from $72.9 billion at September 30, 2015 and $94.7 billion at June 30, 2016. Total shareholders’ equity rose 26% to $16.3 billion at September 30, 2016 from $12.9 billion a year earlier.

The foregoing is only a summary and is not intended to be a comprehensive statement of M&T’s unaudited preliminary financial results. Interim financial statements as of and for the period ended September 30, 2016 will be included in our Quarterly Report on Form 10-Q to be filed with the SEC.

Summary of the Offering

The following summary contains basic information about the depositary shares and this offering and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the depositary shares and the Preferred Stock, you should read “Description of the Depositary Shares” and “Description of Series F Preferred Stock” in this prospectus supplement. Investors should review the information in the section of this prospectus supplement entitled “Description of Our Capital Stock” for additional information regarding our common stock and our other capital securities.

Issuer	M&T Bank Corporation.

Securities Offered	500,000 depositary shares, each representing a 1/10th ownership interest in a share of our Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series F, with a liquidation preference of $10,000 per share (equivalent to $1,000 per depositary share). Each depositary share entitles the holder to a proportional fractional interest in the Preferred Stock represented by that depositary share, including dividend, voting, redemption and liquidation rights; all such rights must be exercised through the depositary.

Dividends	Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or any duly authorized committee of our board, out of assets legally available for payment, noncumulative cash dividends based on the liquidation preference of $10,000 per share of Preferred Stock (equivalent to $1,000 per depositary share).

If declared by our board of directors or any duly authorized committee of our board, we will pay dividends on the Preferred Stock (i) during the period from the issue date of the Preferred Stock to, but excluding, November 1, 2026 (the “Fixed Rate Period”), semi-annually, in arrears, on May 1 and November 1 of each year, beginning on May 1, 2017, and (ii) during the period from November 1, 2026 through the redemption date of the Preferred Stock, if any (the “Floating Rate Period”), quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2027 (each such day on which dividends are payable, a “dividend payment date”). We refer to the period from and including any dividend payment date to but excluding the next dividend payment date as a “dividend period,” provided that the initial dividend period will be the period from and including the original issue date of the Preferred Stock to but excluding the next dividend payment date.

Dividends on the Preferred Stock will accrue from the original issue date at a rate equal to (i) 5.125% per annum for each dividend period during the Fixed Rate Period and (ii) three-month LIBOR, plus a spread of 3.52% per annum for each quarterly dividend period during the Floating Rate Period.

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors or any duly authorized committee of our board of directors does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. In such a case no dividend will be paid on the depositary shares.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy rules, or for which we have not received any applicable regulatory consents or non-objections.

Redemption	The Preferred Stock is perpetual and has no maturity date. Subject to any applicable required regulatory approvals, we may redeem the Preferred Stock, in whole or in part, from time to time, on any dividend payment date on or after November 1, 2026 or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in each case at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in or pursuant to the capital rules or regulations of the Federal Reserve applicable to redemption of the Preferred Stock. The holders of the Preferred Stock will not have the right to require redemption.

See “Description of Series F Preferred Stock—Redemption” for more information.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock. If we fail to pay in full all amounts payable with respect to the Preferred Stock and any stock having the same rank upon liquidation, dissolution or winding-up as the Preferred Stock, the holders of the Preferred Stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part all of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights	Holders of depositary shares do not have voting rights and will not be entitled to elect any directors, except with respect to authorizing or increasing stock ranking senior to the Preferred Stock, certain changes in terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. Each holder of Preferred Stock will have one vote per share (or one tenth of a vote per depositary shares) on any matter in which holders of such shares are entitled to vote, including when acting by written consent. For more information about voting rights, see “Description of Series F Preferred Stock—Voting Rights” and “Description of the Depositary Shares—Voting the Preferred Stock.”

Ranking	The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution, or winding-up, senior to our common stock and any other class or series of shares ranking junior to the Preferred Stock upon our liquidation, dissolution or winding-up.

The Preferred Stock will rank, as to distribution of assets upon our liquidation, dissolution or winding-up, equally with any series of preferred stock ranking equal to the Preferred Stock upon our liquidation, dissolution or winding-up.

Preemptive and Conversion Rights	Neither holders of the depositary shares nor holders of the Preferred Stock will have any preemptive or conversion rights.

No Listing	The depositary shares will be new issues of securities for which there is no established market, and we do not intend to apply to list the depositary shares on any securities exchange or include the depositary shares on any automated quotation system. Accordingly, there can be no assurance that a market for the depositary shares will develop or as to the liquidity of any market that may develop.

Tax Consequences	For discussion of the tax consequences relating to the Preferred Stock, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include redemption of our outstanding Perpetual 6.875% Non-Cumulative Preferred Stock, Series D (“Series D Preferred Stock”).

Registrar	Wilmington Trust, National Association.

Depositary	Wilmington Trust, National Association.

Transfer Agent	Wilmington Trust, National Association.

Calculation Agent	We will appoint a calculation agent for the Preferred Stock prior to the commencement of the Floating Rate Period.

Risk Factors

An investment in the depositary shares is subject to certain risks. This prospectus supplement does not describe all of those risks. Before making an investment decision, you should carefully consider the risks described below and the risk factors and other information incorporated by reference in this prospectus supplement, including the risks described in “Item 1A—Risk Factors” to Part I of our Annual Report on Form 10-K for the year ended December 31, 2015. Our business, financial condition or results of operations could be materially adversely affected by any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus supplement.

You are making an investment decision about the depositary shares as well as our Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of our Preferred Stock. The depositary will rely solely on the payments it receives on the Preferred Stock to fund all payments on the depositary shares. You should review carefully the information in this prospectus supplement and the accompanying prospectus regarding both the depositary shares and the Preferred Stock.

The Preferred Stock is an equity security and is subordinate to our existing and future indebtedness.

The shares of Preferred Stock are equity interests in M&T and do not constitute indebtedness. This means that the depositary shares, which represent proportional fractional interests in the shares of Preferred Stock, will rank junior to all indebtedness and other non-equity claims on M&T with respect to assets available to satisfy claims on M&T, including claims in the event of our liquidation. Our existing and future indebtedness may restrict payment of dividends on the Preferred Stock. As of June 30, 2016, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $515 million.

Our ability to pay dividends on the Preferred Stock may be limited.

We are a holding company and conduct substantially all of our operations through subsidiaries. Our ability to declare and pay dividends is primarily dependent on the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries. Further, the Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Preferred Stock will have limited voting rights.”

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) notwithstanding scheduled dividend payment dates, dividends are payable only when and if declared by our board of directors or a duly authorized committee of our board of directors, (2) as a corporation, we are subject to restrictions on dividend payments and redemption payments out of lawfully available assets and (3) as a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations. Federal banking laws also regulate the amount of dividends that may be paid by our banking subsidiaries without prior regulatory approval.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a financial holding company and conduct substantially all of our operations through subsidiaries. In particular, M&T Bank represented 99% of our consolidated assets as of June 30, 2016. As a result, our ability to make dividend payments on the Preferred Stock will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds, or otherwise engage in transactions with us or some of our other subsidiaries.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Preferred Stock will be effectively subordinated to all existing and future liabilities of our subsidiaries. Further, the Preferred Stock places no restrictions on the ability of our subsidiaries to incur additional indebtedness.

Our ability to make dividend payments may also be restricted by federal regulations applicable to us as a bank holding company and to our banking subsidiaries.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires federal banking agencies to establish more stringent risk-based capital guidelines and leverage limits applicable to banks and bank holding companies, and especially those institutions, like us, with consolidated assets equal to or greater than $50 billion. The federal banking agencies have approved final rules implementing the Basel Committee on Banking Supervision’s regulatory capital guidelines in the United States, including the reforms known as Basel III. The Federal Reserve’s final rule sets forth the criteria for qualifying additional Tier 1 capital instruments consistent with Basel III, including the requirement that any dividends on such instruments be paid out of the banking organization’s net income, retained earnings and surplus, if any, related to additional Tier 1 capital instruments, and introduces a new capital conservation buffer requirement. The failure to maintain the capital conservation buffer may result in limitations or restrictions on the ability of M&T and our banking subsidiaries to make capital distributions, such as the payment of dividends. In addition, under its Comprehensive Capital Analysis and Review, the Federal Reserve requires large bank holding companies, including us, to submit annual capital plans and to obtain non-objection or regulatory approval before making capital distributions, such as the payment of dividends. The Federal Reserve may object to a capital plan if the plan does not show that the covered bank holding company will maintain minimum capital ratios on a pro forma basis under expected and stressed conditions throughout the nine-quarter planning horizon covered by the capital plan. The above or any future rules, regulations or capital distribution constraints could adversely affect the ability of our banking subsidiaries to pay dividends to us, our ability to pay dividends on the Preferred Stock and your ability to receive distributions on the depositary shares. Dividends on the Preferred Stock are discretionary and non-cumulative.

We may be able to redeem the Preferred Stock prior to November 1, 2026.

By its terms, the Preferred Stock may be redeemed by us prior to November 1, 2026 upon the occurrence of certain events involving the capital treatment of the Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, redeem in whole, but not in part, the shares of Preferred Stock, subject to the approval of the appropriate federal banking agency. See “Description of the Series F Preferred Stock—Optional Redemption.”

Investors should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock is a perpetual equity security. It has no stated maturity or mandatory redemption date and is not redeemable at the option of owners or holders of the Preferred Stock. Subject to any applicable required regulatory approvals, the Preferred Stock may be redeemed by us at our option, either in whole or in part, on any dividend payment date on or after November 1, 2026 or, in whole but not in part, at any time within 90 days following a regulatory capital treatment event. Any decision we may make at any time, including prior to November 1, 2026, to redeem the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time.

Our right to redeem the Preferred Stock is also subject to limitations. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock is subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

If we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock, and if we are not paying full dividends on the Series A and Series C Preferred Stock, we will be prohibited from redeeming the Preferred Stock.

When dividends are not paid in full upon the shares of the Preferred Stock and other dividend parity stock, all dividends paid or declared for payment on the applicable dividend payment date with respect to the Preferred Stock and the dividend parity stock will be declared and paid ratably to the holders of the Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period (including, in the case of dividend parity stock that bears cumulative dividends, all accrued but unpaid dividends). In addition, the terms of our outstanding Series A and Series C Preferred

Stock prohibit us from purchasing or redeeming dividend parity stock, including the Preferred Stock, unless all accrued and unpaid dividends for all past dividend periods, including the latest completed dividend period, have been paid in full. Therefore, if we are not paying full dividends on any outstanding dividend parity stock, we will not be able to pay full dividends on the Preferred Stock, and if we are not paying full dividends on the Series A and Series C Preferred Stock, we will be prohibited from redeeming the Preferred Stock.

Holders of the Preferred Stock will have no voting rights except in limited circumstances.

Holders of the Preferred Stock have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have voting rights only with respect to amending our certificate of incorporation to authorize or increase stock ranking senior to the Preferred Stock, certain changes in terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of Series F Preferred Stock—Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock. See “Description of the Depositary Shares—Voting the Preferred Stock.”

You may find it difficult to sell your depositary shares.

You may find it difficult to sell your depositary shares because an active trading market for the depositary shares may not develop. The depositary shares are new securities for which there currently is no established trading market. We do not intend to apply to list the depositary shares on any securities exchange or include the depositary shares on any automated quotation system. Therefore, we do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be.

If a market for the depositary shares does develop, it is possible that you will not be able to sell your depositary shares at a particular time or that the prices that you receive when you sell will not be favorable. It is also possible that any trading market that does develop for the depositary shares will not be liquid. Future trading prices of the depositary shares cannot be predicted and will depend on many factors, including:

•	our operating performance, financial condition, reputation and prospects, or the operating performance, financial condition, reputation and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Stock;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us, the banking industry or the financial markets generally; and

•	the market for similar securities.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

Any reduction in our credit rating could increase the cost of our funding from the capital markets or negatively impact the trading price of the depositary shares.

The major credit rating agencies regularly evaluate us and their ratings of our long-term debt, hybrid securities and preferred stock based on a number of factors, including our financial strength and conditions affecting the financial services industry generally. The ratings assigned to M&T and M&T Bank remain subject to change at any time, and it is possible that any ratings agency will take action to downgrade M&T, M&T Bank or both in the future. Any such action could negatively affect the rating and/or trading price of the depositary shares.

In addition, rating agencies have themselves been subject to scrutiny, such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of M&T or M&T Bank. Any decrease in our credit ratings could limit our access to the capital markets or short-term funding or increase our financial costs, and thereby adversely affect our financial condition and liquidity or negatively impact the trading price of the depositary shares in any secondary market.

We are subject to extensive government regulation and supervision and this regulatory environment is being significantly impacted by the financial regulatory reform initiatives in the United States, including the Dodd-Frank Act and related regulations.

We are subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the financial system as a whole, not stockholders. These regulations and supervisory guidance affect our lending practices, capital structure, amounts of capital, investment practices, dividend policy and growth, among other things. Failure to comply with laws, regulations, policies or supervisory guidance could result in civil or criminal penalties, including monetary penalties, the loss of FDIC insurance, the revocation of a banking charter, other sanctions by regulatory agencies, and/or reputation damage, which could have a material adverse effect on our business, financial condition and results of operations. In this regard, government authorities, including the bank regulatory agencies, are pursuing aggressive enforcement actions with respect to compliance and other legal matters involving financial activities, which heightens the risks associated with actual and perceived compliance failures and may also adversely affect our ability to enter into certain transactions or engage in certain activities, or obtain necessary regulatory approvals in connection therewith.

The U.S. government and others have, in recent years, undertaken major reforms of the regulatory oversight structure of the financial services industry. We expect to continue to face increased regulation of our industry as a result of current and possible future initiatives. We also expect more intense scrutiny in the examination process and more aggressive enforcement of regulations on both the federal and state levels. Compliance with these additional regulations and supervisory initiatives will likely increase our costs, reduce our revenue and may limit our ability to pursue certain desirable business opportunities.

Not all of the rules required or expected to be implemented under the Dodd-Frank Act have been proposed or adopted, and certain of the rules that have been proposed or adopted under the Dodd-Frank Act are subject to phase-in or transitional periods. Reforms, both under the Dodd-Frank Act and otherwise, will have a significant effect on the entire financial services industry. Although it is difficult to predict the magnitude and extent of these effects, we believe compliance with new regulations and other initiatives will likely negatively impact revenue and increase the cost of doing business, both in terms of transition expenses and on an ongoing basis, and may also limit our ability to pursue certain desirable business opportunities. Any new regulatory requirements or changes to existing requirements could require changes to our businesses, result in increased compliance costs and affect the profitability of such businesses. Additionally, reform could affect the behaviors of third parties that we deal with in the course of our business, such as rating agencies, insurance companies and investors. Heightened regulatory practices, requirements or expectations could affect us in substantial and unpredictable ways, and, in turn, could have a material adverse effect on our business, financial condition and results of operations.

New capital and liquidity standards adopted by the U.S. banking regulators have resulted in banks and bank holding companies needing to maintain more and higher quality capital and greater liquidity than has historically been the case.

New capital standards, both as a result of the Dodd-Frank Act and the new U.S. Basel III-based capital rules have had a significant effect on banks and bank holding companies, including M&T. The new U.S. capital rules require bank holding companies and their bank subsidiaries to maintain substantially more capital, with a greater emphasis on common equity.

The need to maintain more and higher quality capital, as well as greater liquidity, going forward than historically has been required, and generally increased regulatory scrutiny with respect to capital levels, could limit our business activities, including lending, and its ability to expand, either organically or through acquisitions. It could also result in M&T being required to take steps to increase its regulatory capital that may be dilutive to shareholders or limit its ability to pay dividends or otherwise return capital to shareholders, or sell or refrain from acquiring assets, the capital requirements for which are not justified by the assets’ underlying risks.

In addition, the new U.S. final Basel III-based liquidity coverage ratio requirement and the liquidity-related provisions of the Federal Reserve’s liquidity-related enhanced prudential supervision requirements adopted pursuant to Section 165 of the Dodd-Frank Act require M&T to hold increased levels of unencumbered highly liquid investments, thereby reducing M&T’s ability to invest in other longer-term assets even if deemed more desirable from a balance sheet management perspective. Moreover, U.S. federal banking agencies have been taking into account expectations regarding the ability of banks to meet these new requirements, including under stressed conditions, in approving actions that represent uses of capital, such as dividend increases, share repurchases and acquisitions.

The effect of resolution plan requirements may have a material adverse impact on M&T.

Bank holding companies with consolidated assets of $50 billion or more, such as M&T, are required to report periodically to regulators a resolution plan for their rapid and orderly resolution in the event of material financial distress or failure. M&T’s resolution plan must, among other things, ensure that its depository institution subsidiaries are adequately protected from risks arising from its other subsidiaries. The regulations adopted by the Federal Reserve and FDIC sets specific standards for the resolution plans, including requiring a strategic analysis of the plan’s components, a description of the range of specific actions M&T proposes to take in resolution, and a description of M&T’s organizational structure, material entities, interconnections and interdependencies, and management information systems, among other elements. To address effectively any shortcomings in M&T’s resolution plan, the Federal Reserve and the FDIC could require M&T to change its business structure or dispose of businesses, which could have a material adverse effect on its liquidity and ability to pay dividends on its stock, including the Preferred Stock.

Use of Proceeds

We estimate that the net proceeds (before expenses) of this offering will be approximately $495,000,000. We intend to use the net proceeds of this offering for general corporate purposes, which may include redemption of our Series D Preferred Stock.

Ratio of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividends

The following table sets forth certain information concerning our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, each as defined in and calculated in accordance with Item 503(d) of Regulation S-K under the Securities Act.

	Six months ended June 30,		Year ended December 31,
	2016	2015	2015	2014	2013	2012	2010

Consolidated Ratio of Earnings to Fixed Charges
Excluding interest on deposits	8.12	6.71	6.76	7.46	8.45	7.05	5.52
Including interest on deposits	5.37	5.76	5.59	6.18	6.51	5.19	3.89

Consolidated Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	5.82	4.91	4.94	5.33	6.42	5.53	4.55
Including interest on deposits	4.38	4.44	4.36	4.71	5.31	4.40	3.46

Description of Series F Preferred Stock

The following summary contains a description of the material terms of the Preferred Stock. The following summary of the terms and provisions of the Preferred Stock is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, including the Certificate of Amendment creating the Preferred Stock, and the applicable provisions of the New York Business Corporation Law and federal law governing bank holding companies.

General

The Preferred Stock represents a single series of our authorized preferred stock. We are offering 500,000 depositary shares, representing 50,000 shares of the Preferred Stock in the aggregate, by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be validly issued, fully paid and nonassessable. The depositary will be the sole holder of shares of the Preferred Stock. Holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of the Depositary Shares.”

The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution, or winding-up, senior to our common stock and any other class or series of shares ranking junior to the Preferred Stock. The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up, equally with any series of preferred stock ranking equal to the Preferred Stock. See “Description of Our Capital Stock.” The Preferred Stock will be subordinate to our existing and future indebtedness.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our capital stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Preferred Stock.

Dividends

Holders of the Preferred Stock shall be entitled to receive, when, as and if declared by our board of directors, or a duly authorized committee of our board of directors, out of funds legally available therefor in amounts permitted by applicable regulatory authorities, non-cumulative cash dividends based on the liquidation preference of $10,000 per share (equivalent to $1,000 per depositary share). Dividends will be payable to holders of record on the 15th calendar day before such dividend payment date or such other record date not more than 60 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board of directors, or a duly authorized committee of our board, in advance of payment of each particular dividend.

If declared by our board of directors, or a duly authorized committee of our board of directors, we will pay dividends on the Preferred Stock (i) during the period from the issue date of the Preferred Stock to, but excluding November 1, 2026, semi-annually, in arrears, on May 1 and November 1 of each year, beginning on May 1, 2017, and (ii) during the period from November 1, 2026 through the redemption date of the Preferred Stock, if any, quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on February 1, 2027.

Dividends on the Preferred Stock will accrue from and including the later of (x) the original issue date and (y) the most recent dividend payment date at a rate equal to (i) 5.125% per annum for each dividend period during the Fixed Rate Period and (ii) three-month LIBOR plus a spread of 3.52% per annum for each quarterly dividend period during the Floating Rate Period. We will calculate dividends on the Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. We will calculate dividends on the Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from those calculations will be rounded to the nearest cent, with one-half cent being rounded upward.

The dividend rate for each dividend period during the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for the Preferred Stock will be binding and conclusive on you, the transfer agent, the depositary and us. As used in this prospectus supplement, a “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market. The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or any successor screen) at approximately 11:00 a.m., London time, on the relevant dividend determination date.

If no offered rate appears on Reuters screen page “LIBOR01” (or any successor screen) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with us, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, the calculation agent will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period or, in the case of the first Floating Rate Period, the most recent rate that could have been determined had the Floating Rate Period been applicable before the first Floating Rate Period.

In the event that any dividend payment date during the Fixed Rate Period falls on a day that is not a Business Day (as defined below), the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. In the event that any dividend payment date during the Floating Rate Period would otherwise fall on a day that is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day and dividends will accrue to but excluding the date dividends are paid. However, if the postponement would cause the day to fall in the next calendar month during the Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding Business Day. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock. As used in this prospectus supplement, a “Business Day” means each weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

Dividends on the Preferred Stock will not be cumulative. Accordingly, if for any reason our board of directors, or a duly authorized committee of our board of directors, does not declare a dividend on the Preferred Stock for a dividend period prior to the related dividend payment date, that dividend will not accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors, or a duly authorized committee of our board of directors declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the company to fail to comply with applicable laws and regulations, including applicable capital adequacy rules, or for which we have not received any applicable regulatory consents or non-objections.

Dividends on any shares of the Preferred Stock called for redemption will cease to accrue on the redemption date for such shares or upon such earlier date as is specified below under “—Redemption—Procedures.”

During any dividend period, so long as any share of the Preferred Stock remains outstanding, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (as defined below) (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of Dividend Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (A) as a result of (x) a reclassification of Dividend Junior Stock for or into stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up, or (y) the exchange or conversion of one share of Dividend Junior Stock for or into another share of stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up, or (B) through the use of the proceeds of a substantially contemporaneous sale of other shares of stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up), unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment). As used in this prospectus supplement, “Dividend Junior Stock” refers to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of current dividends.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) in full upon the shares of the Preferred Stock and any dividend parity stock, all dividends declared upon shares of the Preferred Stock and all dividend parity stock shall be paid ratably to the holders of the Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period and, in the case of dividend parity stock that bears cumulative dividends, accrued and unpaid dividends relating to past dividend periods. To the extent a dividend period with respect to any dividend parity stock coincides with more than one dividend period with respect to the Preferred Stock, for purposes of the immediately preceding sentence, our board of directors or a duly authorized committee thereof may treat such dividend period with respect to the dividend parity stock as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Preferred Stock, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such dividend parity stock and the Preferred Stock. To the extent a dividend period with respect to the Preferred Stock coincides with more than one dividend period with respect to any dividend parity stock, for purposes of the first sentence of this paragraph, our board of directors or a duly authorized committee thereof may treat such dividend period with respect to the Preferred Stock as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to such dividend parity stock, or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Preferred Stock and such dividend parity stock.

Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors, or a duly authorized committee of our board of directors, may be declared and paid on our common stock and any other stock ranking junior to the Preferred Stock from time to time out of any assets legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the Preferred Stock will not be entitled to participate in those dividends.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive liquidating distributions of $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Preferred Stock with respect to the distribution of assets. If we fail to pay in full all amounts payable, including declared but unpaid dividends, with respect to the Preferred Stock and any stock having the same rank as the Preferred Stock with respect to the distribution of assets, the holders of the Preferred Stock and that other stock will share pro rata in any distribution of assets in proportion to the respective aggregate liquidation preferences to which they are entitled. After the holders of the Preferred Stock and any stock having the same rank as the Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part all of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Because we are a holding company, our rights and the rights of our creditors and our stockholders, including the holders of the Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary. In addition, the Preferred Stock may be fully subordinate to interests held by the U.S. government in the event we enter into receivership, insolvency or similar proceedings under the “orderly liquidation authority” provisions of the Dodd-Frank Act.

Redemption

Optional redemption

The Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provisions. However, subject to any applicable required regulatory approval, we may redeem shares of the Preferred Stock on any dividend payment date on or after November 1, 2026 in whole or in part, from time to time, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the applicable record date for a dividend period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such record date relating to the applicable dividend payment date. Dividends will cease to accrue on those shares on and after the redemption date.

Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to the redemption of the Preferred Stock. Under the capital adequacy rules currently applicable to us, prior to exercising our right to redeem the Preferred Stock, we must either (i) demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk, or (ii) replace the Preferred Stock redeemed or to be redeemed with an equal amount of instruments that will qualify as Tier 1 Capital under the Federal Reserve’s capital adequacy rules immediately following or concurrent with redemption.

Redemption following a regulatory capital treatment event

We may redeem shares of the Preferred Stock at any time within 90 days following a regulatory capital treatment event, in whole but not part, at a redemption price equal to $10,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends on the shares of Preferred Stock called for redemption up to the redemption date. A “regulatory capital treatment event” means the good faith determination by M&T that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of the Preferred Stock; (ii) any proposed change (including any such change with a prospective effect) in those laws, rules or regulations that is announced after the initial issuance of any share of the Preferred Stock (including any announced change with a prospective effect); or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the initial issuance of any share of the Preferred Stock, there is more than an insubstantial risk that M&T will not be entitled to treat the full liquidation value of the shares of the Preferred Stock then outstanding as “additional tier 1 capital” (or its equivalent or successor) for purposes of the capital adequacy rules of Federal Reserve Regulation Q (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of the Preferred Stock is outstanding. Dividends will cease to accrue on those shares on the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve or from any successor appropriate federal banking agency and to the satisfaction of any conditions set forth in the capital adequacy rules of the Federal Reserve applicable to the redemption of the Preferred Stock.

Procedures

If we redeem shares of the Preferred Stock, we will provide notice by first class mail (or, if the Preferred Stock or depositary shares are issued in book-entry form through DTC or another facility, in accordance with the procedures of such facility) to the holders of record of the shares of Preferred Stock to be redeemed. Such notice will be provided not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

(i)	The redemption date;

(ii)	The number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

(iii)	The redemption price;

(iv)	The place or places where the certificates representing those shares are to be surrendered for payment of the redemption price; and

(v)	that dividends on the shares of Series F to be redeemed will cease to accrue on the redemption date.

In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as our board of directors, or a duly authorized committee of our board of directors, may determine to be fair and equitable. Subject to the provisions hereof, our board of directors, or a duly authorized committee of our board, shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice we have deposited all funds necessary for the redemption in trust for the pro rata benefit of the holders of record of the shares called for redemption with a bank or trust company selected by our board of directors or a duly authorized committee thereof then, notwithstanding that any certificate for any share called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all such shares called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall cease and terminate on such redemption date, except the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to M&T, after which time the holders of the shares so called for redemption may look only to M&T for payment of the redemption price of such shares.

Neither the holders of the Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Preferred Stock.

Voting Rights

The Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as provided below or as otherwise specifically required by law. Each holder of Preferred

Stock will have one vote per share (or one tenth of a vote per depositary share), except as to votes upon a Nonpayment Event (as defined below) in which case the Preferred Stock will have voting rights in proportion to its liquidation preference, on any matter in which holders of such shares are entitled to vote, including when acting by written consent.

Whenever dividends payable on the shares of Preferred Stock have not been paid in an aggregate amount equal to at least (i) three semi-annual dividend periods, or (ii) six quarterly dividend periods, as applicable, whether or not consecutive (a “Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (“Voting Parity Stock”), voting together as a class in proportion to their respective liquidation preferences, to elect two directors, which we refer to as preferred directors, to fill such newly created directorships. An individual will not be qualified to serve as a preferred director if such individual’s election as a director would cause us to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which our securities may then be listed or traded) that listed or traded companies must have a majority of independent directors.

In the event that the holders of Preferred Stock and any other Voting Parity Stock shall be entitled to vote for the election of preferred directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the outstanding liquidation preference of all shares of Preferred Stock and each other series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective stated amounts (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of preferred directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our certificate of incorporation or bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of preferred directors within 20 days of receiving proper notice, any holder of Preferred Stock may call such a meeting at our expense solely for the election of preferred directors.

Any preferred director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). If any vacancy occurs among the preferred directors, a successor will be elected by our board of directors to serve until the next annual meeting of our shareholders. Such successor will be nominated by the then-remaining preferred director or, if no preferred director remains in office, by the vote of the holders of record of a plurality of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective stated amounts).

The preferred directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders unless such office has been previously terminated. When dividends have been paid in full on the Preferred Stock for at least two semi-annual consecutive, or four quarterly consecutive, dividend periods, as applicable, then the right of the holders of Preferred Stock to elect preferred directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of the holders of Preferred Stock and Voting Parity Stock to elect preferred directors have terminated, the terms of office of all preferred directors will immediately terminate; the number of directors constituting our board of directors will automatically be reduced accordingly.

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary for effecting or validating:

•

Any amendment, alteration or repeal of any provision of our certificate of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the Preferred Stock so as to affect them adversely (provided that any amendment to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or (y) any securities (other than our capital stock) convertible into any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up shall not be deemed to affect adversely the voting powers, preferences or special rights of the Preferred Stock);

•

Any amendment or alteration of our certificate of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking prior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up; or

•

Any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of M&T with or into another corporation or other entity, unless (x) the shares of the Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which M&T is not the surviving corporation are converted into or exchanged for preference securities of the surviving corporation or a corporation controlling such corporation, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof as would not require a vote of the holders of the Preferred Stock pursuant to the clauses above if such change were affected by an amendment of our certificate of incorporation.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation resulting from the consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of M&T with or into another corporation or other entity, would adversely affect the Preferred Stock and one or more but not all of our other series preferred stock in substantially the same manner, then only the Preferred Stock and such other series of preferred stock as are adversely affected shall vote on the matter together as a single class in proportion to their respective stated amounts.

Other than the vote required in connection with an amendment of our certificate of incorporation adversely affecting the rights and preferences of the Preferred Stock, no vote or consent of the holders of Preferred Stock is required if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

New York law provides that the holders of preferred stock will have the right to vote separately as a class on any amendment to our certificate of incorporation that would limit the ability of the holders of our preferred stock to vote on any matter, change any authorized shares of our preferred stock into a different number of shares of preferred stock or into the same or a different number of shares of one or more other classes or series of any class, decrease the par value of our preferred stock, or change or abolish our preferred stock (or any series thereof) or any of the relative rights, powers, preferences and limitations of our preferred stock (or any series thereof). If any such proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but would not so affect the entire class of preferred stock, only the shares of the series so affected shall be considered a separate class for purposes of this vote on the amendment. This right is in addition to any voting rights that may be provided for in our certificate of incorporation.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive rights. The Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Depositary, Transfer Agent and Registrar

Wilmington Trust, National Association will be the depositary, transfer agent and registrar for the Preferred Stock.

Calculation Agent

We will appoint a calculation agent for the Preferred Stock prior to the commencement of the Floating Rate Period.

Description of the Depositary Shares

We have summarized below certain terms of the depositary shares. This summary is qualified in its entirety by reference to the terms and provisions of the Deposit Agreement, the form of depositary receipts, which contain the terms and provisions of the depositary shares, and our Restated Certificate of Incorporation, as amended.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/10th interest in a share of the Preferred Stock, and will be evidenced by depositary receipts. We will deposit the underlying shares of the Preferred Stock with a depositary pursuant to a deposit agreement among us, Wilmington Trust, National Association, acting as depositary, and the holders from time to time of the depositary receipts (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, the depositary shares will be entitled to all the rights and preferences of the Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Preferred Stock those depositary shares represent.

Dividends and other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/10th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute all dividends and other cash distributions received on the Preferred Stock to the holders of record of the depositary receipts in proportion to the number of depositary shares held by each holder. In the event of a distribution other than in cash, the depositary will distribute property received by it to the holders of record of the depositary receipts as nearly as practicable in proportion to the number of depositary shares held by each holder, unless M&T and the depositary determine that this distribution is not feasible, in which case the depositary may, with our approval, adopt a method of distribution that it deems practicable, including the sale of the property by M&T and distribution of the net proceeds of that sale to the holders of the depositary receipts.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the related shares of Preferred Stock.

The amount paid as dividends or otherwise distributable by the depositary with respect to the depositary shares or the underlying Preferred Stock will be reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Preferred Stock, in whole or in part, as described above under “Description of Series F Preferred Stock—Redemption,” depositary shares also will be redeemed with the proceeds received by the depositary from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share will be 1/10th of the redemption price per share payable with respect to the Preferred Stock, plus any dividends that have been declared but not paid prior to the redemption date, without accumulation of undeclared dividends.

If we redeem shares of the Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Preferred Stock so redeemed. If we redeem less than all of the outstanding depositary shares, the depositary will select by lot or pro rata as may be determined by the depositary in consultation with us to be equitable, those depositary shares to be redeemed. The depositary will send notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Preferred Stock

Because each depositary share represents a 1/10th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/10th of a vote per depositary share (or, in other words, holders of ten depositary receipts will be entitled to one vote), except as to votes upon the occurrence of a Nonpayment Event on the Preferred Stock, in which case each depositary share will have relative voting rights in proportion to the liquidation preference of the Preferred Stock, under those limited circumstances in which holders of the Preferred Stock are entitled to a vote, as described above in “Description of Series F Preferred Stock—Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent practicable, the depositary will vote the amount of the Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote with respect to such shares. If the depositary does not receive authorization from the holders of any depositary shares representing the Preferred Stock, it will abstain from voting with respect to such shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).

Form and Notices

The Preferred Stock will be issued in registered form to the depositary, and the depositary shares will be issued in book-entry only form through DTC as described below in “Book-Entry Issuance.” The depositary will forward to the holders of depositary shares all reports, notices and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Preferred Stock.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive rights. The depositary shares are not convertible into or exchangeable for property or shares or any other series or class of our capital stock.

The Deposit Agreement

Amendment and termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the receipt holders. However, any amendment that materially and adversely alters the rights of the holders or would be materially and adversely inconsistent with their rights under our certificate of incorporation will not be effective unless the amendment has been approved by holders of receipts evidencing at least a majority of the depositary shares then outstanding.

We may terminate the Deposit Agreement at any time upon not less than 60 days prior notice to the depositary. The Deposit Agreement may be terminated by us or the depositary if:

•	All outstanding depositary shares have been redeemed;

•

There has been made a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding up, and such distribution has been distributed to the holders of depositary shares; or

•	There has been consent of holders of depositary receipts representing not less than two-thirds of the depositary shares outstanding.

Fees, charges and expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus supplement and the accompanying prospectus. At our option, we will also pay charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares and any redemption of the Preferred Stock. All other transfer and other taxes and governmental charges and fees for the withdrawal of Preferred Stock upon surrender of receipts are at the expense of holders of depositary shares.

Resignation and removal of depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depository must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be an entity with a principal office in the United States and having a combined capital and surplus of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Miscellaneous

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the Deposit Agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the Deposit Agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished.

Book-Entry Issuance

DTC will act as securities depositary for all of the depositary shares. We will issue the depositary shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). We will issue and deposit with DTC one or more fully-registered global certificates for the depositary shares representing, in the aggregate, the total number of the depositary shares to be sold in this offering.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation under the meaning of the New York Uniform Commercial Code, and a clearing agency registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, like transfers and pledges, in deposited securities through electronic computerized book-entry changes in the participants’ accounts, eliminating in this manner the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, are indirect participants and also have access to the DTC system. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., under contract with

Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of depositary shares within the DTC system must be made by or through direct participants, who will receive a credit for the depositary shares on DTC’s records. The ownership interest of each actual purchaser of each depositary share is in turn to be recorded on the direct and indirect participants’ records. DTC will not send written confirmation to beneficial owners of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased depositary shares. Transfers of ownership interests in the depositary shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in depositary shares, unless the book-entry system for the depositary shares is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

DTC has no knowledge of the actual beneficial owners of the depositary shares. DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners, subject to any statutory or regulatory requirements as is in effect from time to time, will be governed by arrangements among them.

We will send redemption notices to Cede & Co. as the registered holder of the depositary shares. If less than all of these depositary shares are redeemed, DTC’s current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

Although voting on the depositary shares is limited to the holders of record of the depositary shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on depositary shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

We will make distribution payments on the depositary shares to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on the payment date. Standing instructions and customary practices will govern payments from participants to beneficial owners. Subject to any statutory or regulatory requirements, participants, and neither DTC nor we, will be responsible for the payment. We and any paying agent will be responsible for payment of distributions to DTC. Direct and indirect participants are responsible for the disbursement of the payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary on any of the depositary shares at any time by giving reasonable notice to us. If a successor securities depositary is not obtained, final depositary shares certificates must be printed and delivered. We may at our option decide to discontinue the use of the system of book-entry transfers through DTC (or a successor depositary). In this case, final certificates for the depositary shares will be printed and delivered.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

“Beneficial owner” refers to the ownership interest of each actual purchaser of each depositary share.

“Direct participants” refers to securities brokers and dealers, banks, trust companies, clearing corporations and other organizations who, with the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc., own DTC. Purchases of depositary shares within the DTC system must be made by or through direct participants who will receive a credit for the depositary shares on DTC’s records.

“Indirect participants” refers to others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly, and who also have access to the DTC system.

Description of our Capital Stock

The following is a summary of the material terms of our capital stock. This summary is qualified in its entirety by reference to the applicable provisions of the New York Business Corporation Law, our Restated Certificate of Incorporation and Amended and Restated Bylaws, and federal law governing bank holding companies.

General

Our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.50 per share and 1,000,000 shares of preferred stock, par value $1.00 per share. As of October 21, 2016, there were 154,985,029 shares of our common stock outstanding and 230,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) outstanding (formerly held by the U.S. Treasury in connection with our participation in the Capital Purchase Program (“CPP”)). As of October 21, 2016, there were 151,500 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) outstanding (formerly held by the U.S. Treasury in connection with Provident Bankshares Corporation’s, or Provident’s, participation in the CPP and issued by us in connection with our acquisition of Provident on May 23, 2009). As of October 21, 2016, there were 50,000 shares of Series D Preferred Stock outstanding. As of October 21, 2016, there were 350,000 shares of Perpetual Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series E (“Series E Preferred Stock”) outstanding.

The U.S. Treasury also previously held a ten-year warrant (the “M&T Warrant”) to purchase up to 1,218,522 shares of our common stock, at an initial exercise price of $73.86 per share, subject to certain anti-dilution and other adjustments. On December 17, 2012, the U.S. Treasury completed its public offering of the M&T Warrants. In connection with our acquisition of Provident, we assumed the warrant issued by Provident to the U.S. Treasury on November 14, 2008 (the “Provident Warrant”). The Provident Warrant, which expires on November 14, 2018, provides for the purchase of up to 407,542 shares of our common stock, at an initial exercise price of $55.76 per share, subject to certain anti-dilution and other adjustments. On March 19, 2013, the U.S. Treasury exercised its option under the Provident Warrant to acquire shares of our common stock and upon such exercise (undertaken on a cashless basis) received 186,589 shares of our common stock. In connection with the acquisition of Wilmington Trust Corporation, we assumed the warrant issued by Wilmington Trust to the U.S. Treasury on December 12, 2008 (“Wilmington Trust Warrant”). The Wilmington Trust Warrant, which expires on December 12, 2018, provides for the purchase of up to 95,383 shares of our common stock at $518.96 per share, subject to certain anti-dilution and other adjustments. In addition, as of October 21, 2016, 3,854,809 shares of our common stock were reserved for issuance upon conversion or exercise of outstanding stock options and awards.

Because we are a holding company, our rights to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise (and thus the ability of our shareholders to benefit indirectly from such distribution) would be subject to the prior claims of creditors of that subsidiary, except to the extent that we ourselves may be a creditor of that subsidiary with recognized claims. Claims on our subsidiaries by creditors other than us will include substantial obligations with respect to deposit liabilities and purchased funds.

Preferred Stock

Our board of directors is authorized to divide the preferred stock into series and to fix and determine the relative rights and preferences of the shares of any series and to provide for the issuance of the preferred stock. If and when any further M&T preferred stock is issued, the holders of our preferred stock may have a preference over holders of our common stock in the payment of dividends, upon our liquidation, in respect of voting rights and in the redemption of our capital stock.

Fixed Rate Cumulative Perpetual Preferred Stock, Series A

On December 19, 2008, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the Series A Preferred Stock in connection with our participation in the CPP. On December 23, 2008, M&T issued the Series A Preferred Stock to the U.S. Treasury; agreements entered into in connection with the issuance grant the holders of the Series A Preferred Stock, the M&T Warrant and the M&T common stock to be issued under the M&T Warrant certain registration rights. On August 21, 2012, the U.S. Treasury completed its public offering of the Series A Preferred Stock.

The terms of the Series A Preferred Stock provide that holders of the Series A Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, cumulative cash dividends at a rate per annum equal to 5% per annum until November 14, 2013 or 6.375% per annum after November 15, 2013, payable quarterly in arrears. No dividends may be paid on our common stock or other junior stock or parity stock such as the Preferred Stock (other than dividends paid on a pro rata basis with the Series A Preferred Stock) unless all the accrued and unpaid dividends for all past dividend periods, including the latest dividend period, have been paid in full on the Series A Preferred Stock. The Series A Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date. However, M&T cannot redeem the Series A Preferred Stock except (i) on or after November 15, 2018, subject to prior approval by the appropriate federal banking agency, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per preferred share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption.

Holders of the Series A Preferred Stock have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more, and with respect to creating or authorizing shares of classes of stock senior to the Series A Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or consummating a binding share exchange or reclassification involving the Series A Preferred Stock or a merger or consolidation of us unless the Series A Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

Holders of Series A Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Fixed Rate Cumulative Perpetual Preferred Stock, Series C

In connection with our acquisition of Provident, on May 22, 2009, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of the Series C Preferred Stock. Upon the completion of the merger with Provident, under the terms of the merger agreement, each share of the Provident Series B Preferred Stock was exchanged for one share of Series C Preferred Stock. The Provident Series B Preferred Stock was issued to the U.S. Treasury in connection with Provident’s participation in the CPP. We also succeeded to the rights and obligations of Provident in the agreement with the U.S. Treasury, including the Provident Warrant. On August 21, 2012, the U.S. Treasury completed its public offering of the Series C Preferred Stock.

The terms of the Series C Preferred Stock provide that holders of the Series C Preferred Stock are entitled to, as and when declared by our board of directors or a duly authorized committee of our board of directors, cumulative cash dividends at a rate per annum equal to 5% per annum until November 14, 2013 or 6.375% per annum after November 15, 2013, payable quarterly in arrears. No dividends may be paid on our common stock or other junior stock or parity stock such as the Preferred Stock (other than dividends paid on a pro rata basis with the Series C Preferred Stock) unless all the accrued and unpaid dividends for all past dividend periods, including the latest dividend period, have been paid in full on the Series C Preferred Stock. The Series C Preferred Stock is redeemable by M&T, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any accrued and unpaid dividends to but excluding the redemption date. However, M&T cannot redeem the Series C Preferred Stock except (i) on or after November 15, 2018, subject to prior approval by the appropriate federal banking agency, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event, in each case at a redemption price equal to the sum of 100% of the liquidation preference per preferred share plus any accrued and unpaid dividends (including dividends accrued on any unpaid dividends) to but excluding the date of redemption

Holders of the Series C Preferred Stock have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for six quarterly dividend periods or more, and with respect to creating or authorizing shares of classes of stock senior to the Series C Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series C Preferred Stock, or consummating a binding share exchange or reclassification involving the Series C Preferred Stock or a merger or consolidation of us unless the Series C Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers, taken as a whole, that are not materially less favorable to the holders as compared to immediately prior to such transaction.

Holders of Series C Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Fixed Rate Non-Cumulative Perpetual Preferred Stock, Series D

On May 27, 2011, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series D Preferred Stock.

The terms of the Series D Preferred Stock provide that holders of the Series D Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends at a rate per annum equal to 6.875% per annum, payable semi-annually in arrears. No dividends may be paid on our common stock or other junior stock unless all the accrued and unpaid dividends for the latest dividend period, have been paid in full on the Series D Preferred Stock. The Series D Preferred Stock is not redeemable by us prior to June 15, 2016. On or after June 15, 2016, the Series D Preferred Stock is redeemable by us, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any declared and unpaid dividends to but excluding the redemption date. The Series D Preferred Stock is also redeemable by us in the event of a regulatory capital treatment event, as such term is defined in the Certificate of Amendment establishing the Series D Preferred Stock.

Holders of the Series D Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for three semi-annual dividend periods or more and with respect to creating or authorizing shares of classes of stock senior to the Series D Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock, or consummating a binding share exchange or reclassification involving the Series D Preferred Stock or a merger or consolidation of us unless the Series D Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers that do not adversely affect the holders as compared to immediately prior to such transaction.

Holders of Series D Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Perpetual Fixed-To-Floating Rate Non-Cumulative Preferred Stock, Series E

On February 10, 2014, we filed with the New York State Department of State a Certificate of Amendment to Certificate of Incorporation for the purpose of fixing the designations, preferences, limitations and relative rights of a series of the Series E Preferred Stock.

The terms of the Series E Preferred Stock provide that holders of the Series E Preferred Stock are entitled to, as and when declared by our board of directors, or a duly authorized committee of our board of directors, non-cumulative cash dividends paid (i) during the period from the issue date of the Series E Preferred Stock to, but excluding, February 15, 2024 (the “Series E Fixed Rate Period”), semi-annually, in arrears, on February 15 and August 15 of each year, beginning on August 15, 2014, and (ii) during the period from February 15, 2024 through the redemption date of the Series E Preferred Stock, if any (the “Series E Floating Rate Period”), quarterly, in arrears, on February 15, May 15, August 15 and November 15 of each year, beginning on May 15, 2024.

Dividends on the Series E Preferred Stock will accrue from the original issue date at a rate equal to (i) 6.450% per annum for each dividend period during the Series E Fixed Rate Period and (ii) three-month LIBOR plus a spread of 3.610% per annum for each quarterly dividend period during the Series E Floating Rate Period. No dividends may be paid on our common stock or other junior stock unless all the accrued and unpaid dividends for the latest dividend period have been paid in full on the Series E Preferred Stock. The Series E Preferred Stock is not redeemable by us prior to February 15, 2024. On or after February 15, 2024, the Series E Preferred Stock is redeemable by us, subject to approval of the appropriate federal banking agency, in whole or in part, at a redemption price equal to the sum of the liquidation amount per share and any declared and unpaid dividends to but excluding the redemption date. The Series E Preferred Stock is also redeemable by us in the event of a regulatory capital treatment event, as such term is defined in the Certificate of Amendment establishing the Series E Preferred Stock.

Holders of the Series E Preferred Stock will have no voting rights except in limited circumstances, including with respect to the election of two directors, whose seats are automatically added to our then-current board of directors, in certain circumstances where dividends have not been paid for three semi-annual dividend periods or more and with respect to creating or authorizing shares of classes of stock senior to the Series E Preferred Stock, amending our certificate of incorporation so as to adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock, or consummating a binding share exchange or reclassification involving the Series E Preferred Stock or a merger or consolidation of us unless the Series E Preferred Stock remains outstanding or is exchanged for preferred stock with rights, preferences, privileges and voting powers that do not adversely affect the holders as compared to immediately prior to such transaction.

Holders of Series E Preferred Stock shares have no rights to exchange or convert such shares into any other securities.

Common stock

The holders of our common stock are entitled to share ratably in dividends when and if declared by our board of directors from funds legally available for the dividends. In the event of liquidation, dissolution or winding-up of M&T, whether voluntary or involuntary, the holders of our common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor) and after preferences of any outstanding M&T preferred stock. Our common stock is neither redeemable nor convertible into another security of M&T.

Each holder of our common stock has one vote for each share held on matters presented for consideration by the shareholders. Holders of common stock do not have cumulative voting rights.

Each director of M&T is elected at an annual meeting of shareholders or at any meeting of shareholders held in lieu of such annual meeting and holds office until the next annual meeting and until his or her successor has been elected and qualified.

The holders of our common stock have no preemptive rights to acquire any additional shares of our common stock. Our common stock is listed on the New York Stock Exchange, which requires shareholder approval of the issuance of additional shares of our common stock under certain circumstances, including where, subject to certain exceptions, M&T proposes to issue additional shares of our common stock (or securities convertible into or exercisable for shares of our common stock) where either (a) such additional shares have, or upon issuance will have, voting power equal or exceeding 20% of the voting power outstanding before the issuance, or (b) the number of such additional shares equal or exceed, or will equal or exceed upon issuance, 20% of the number of shares of our common stock outstanding before the issuance.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the depositary shares by a U.S. holder or United States alien holder (each as defined below). The summary is limited to taxpayers who will hold the depositary shares as “capital assets” and who purchase the depositary shares in the initial offering at the initial offering price.

The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect.

State, local and foreign tax consequences are not summarized, nor are estate or gift tax consequences or tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes, dealers in securities, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, and persons that will hold the depositary shares as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction. Tax consequences may vary depending upon the particular status of an investor.

Beneficial owners of depositary shares will be treated as owners of the underlying depositary shares for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult his, her or its tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES FOR HOLDERS RELATING TO THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES. PROSPECTIVE HOLDERS OF THE DEPOSITARY SHARES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS) OF THE OWNERSHIP AND DISPOSITION OF THE DEPOSITARY SHARES.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Distributions

You will be taxed on distributions with respect to the depositary shares as dividend income to the extent paid out of our current or accumulated earnings and profits for U.S. federal income tax purposes. If you are a non-corporate U.S. holder, the maximum rate at which you will be taxed on dividends paid to you will generally be 20%, provided that you hold your depositary shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date (or, if the dividend is attributable to a period or periods aggregating over 366 days, provided that you hold your depositary shares for more than 90 days during the 181-day period beginning 90 days before the ex-dividend date) and meet other holding period requirements. If you are taxed as a corporation, except as described in the remainder of this subsection, dividends would be eligible for the dividends received deduction, which is generally 70%.

You generally will not be taxed on any portion of a distribution not paid out of our current or accumulated earnings and profits if your tax basis in the depositary shares is greater than or equal to the amount of the distribution. However, you would be required to reduce your tax basis (but not below zero) in the depositary shares by the amount of the distribution, and would recognize capital gain to the extent that the distribution exceeds your tax basis in the depositary shares. Further, if you are a corporation, you would not be entitled to a dividends-received deduction on this portion of a distribution.

Corporate shareholders may not be entitled to take the dividends-received deduction in all circumstances and, even if they are so entitled, may be subject to special rules in respect of their ownership of the depositary shares. Prospective corporate investors in depositary shares should consider the effect of:

•

Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock such as the depositary shares;

•

Section 246(c) of the Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 91-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

•

Section 1059 of the Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any “extraordinary dividend” (as defined below) that is eligible for the dividends-received deduction.

If you are a corporate shareholder, you will be required to reduce your tax basis (but not below zero) in the depositary shares by the nontaxed portion of any “extraordinary dividend” if you have not held your depositary shares for more than two years before the earliest of the date such dividend is declared, announced, or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend on the depositary shares generally would be a dividend that:

•	equals or exceeds 5% of the corporate shareholder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within an 85 day period as one dividend; or

•	exceeds 20% of the corporate shareholder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within a 365 day period as one dividend.

In determining whether a dividend paid on the depositary shares is an extraordinary dividend, a corporate shareholder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption (as described below under “Dispositions”) if the dividend satisfies the extraordinary dividend requirements set forth above. Furthermore, certain redemptions of depositary shares, including a redemption distribution that is either non-pro rata as to all stockholders or is in partial liquidation of the company will be treated as an extraordinary dividend, regardless of the stockholder’s holding period and regardless of the size of the dividend. Any part of the nontaxed portion of an extraordinary dividend that is not applied to reduce the corporate shareholder’s tax basis as a result of the limitation on reducing its basis below zero would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received.

If you are a corporate shareholder, please consult your tax advisor with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of depositary shares in your particular circumstances.

Dispositions

A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to significant limitations.

If we redeem your depositary shares, you will be treated as if you had sold your depositary shares if the redemption:

•	results in a complete termination of your stock interest in us;

•	is substantially disproportionate with respect to you; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

If we redeem your depositary shares in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the depositary shares redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the depositary shares for more than one year.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the depositary shares and thereafter would be treated as capital gain. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the allocation of your basis in the redeemed and remaining depositary shares.

Medicare Tax

A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.

United States Alien Holders

This section summarizes certain United States federal income tax consequences of the ownership and disposition of depositary shares by a United States alien holder. You are a United States alien holder if you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder.

Dividends

Except as described below, if you are a United States alien holder of depositary shares, dividends (including any redemption proceeds treated as a dividend for U.S. federal income tax purposes as discussed above under “U.S. Holders—Dispositions”) paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:

•

a valid Internal Revenue Service Form W-8BEN or Form W-8BEN-E (as applicable) or other appropriate documentation, as provided in applicable Treasury regulations upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

In the case of a redemption of depositary shares, the withholding agent may treat all of the redemption proceeds that are paid to you as a dividend that is subject to the withholding tax described above unless you provide sufficient evidence regarding your actual and constructive ownership of M&T shares to enable the withholding agent to conclude that the redemption should not be treated as a dividend payment on your depositary shares.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate United States alien holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on disposition of depositary shares

If you are a United States alien holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of depositary shares unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•

you are an individual, you hold the depositary shares as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions are met; or

•

we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of the relevant class of depositary shares and you are not eligible for any treaty exemption.

If you are a corporate United States alien holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

FATCA withholding

Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments will include U.S.-source dividends and the gross proceeds from the sale or other disposition of depositary shares that can produce U.S.-source dividends. Payments of dividends that you receive in respect of depositary shares could be affected by this withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold depositary shares through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of depositary shares could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

You may be subject to information reporting requirements with respect to dividend payments and other taxable distributions on your depositary shares, as well as the payment of the proceeds from the sale or redemption of your depositary shares, and may be subject to backup withholding on such dividends, distributions or proceeds unless you timely provide the relevant withholding agent with properly completed IRS forms and otherwise comply with the applicable requirements of the backup withholding rules, or otherwise establish an exemption. You should consult your own tax advisor as to the applicability of backup withholding and information reporting requirements to you, your qualification for exemption from such requirements and the procedures for establishing such exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your federal income tax liability, if any, provided that the required information is furnished timely to the Internal Revenue Service.

Certain ERISA Considerations

A fiduciary of “employee benefit plans” (as defined in Section 3(3) of ERISA) that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, the “Plans”), should consider the fiduciary standards of ERISA in the context of the Plans’ particular circumstances before authorizing an investment in the depositary shares. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plans, and whether the investment would involve a prohibited transaction under ERISA or the Code. The prudence of a particular investment must be determined by the responsible fiduciary of a Plan by taking into account the Plan’s particular circumstances and all of the facts and circumstances of the investment including, but not limited to, the matters discussed under the heading “Risk Factors” beginning on page S-7.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S or other laws (“Similar Laws”).

The acquisition of depositary shares by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates or the underwriters or any of their affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the depositary shares are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of depositary shares. These class exemptions include:

•	PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers);

•	PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts);

•	PTCE 91-38 (for certain transactions involving bank collective investment funds);

•	PTCE 95-60 (for transactions involving certain insurance company general accounts); and

•	PTCE 96-23 (for transactions managed by in-house asset managers).

In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of securities offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction to the non-fiduciary service provider (the “service provider exemption”). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Any purchaser or holder of depositary shares or any interest therein will be deemed to have represented by its purchase and holding of depositary shares offered hereby, as well as acknowledged in the Deposit Agreement, that it either (1) is not a Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the depositary shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing depositary shares on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of depositary shares have exclusive responsibility for ensuring that their purchase and holding of depositary shares do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any depositary shares to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by, or is appropriate for, any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN THE DEPOSITARY SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN IS STRONGLY URGED TO CONSULT ITS OWN LEGAL AND TAX ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT UNDER ERISA, THE CODE AND ANY OTHER PLAN LAW AND ITS ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

Underwriting (Conflicts of Interest)

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the depositary shares. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed to purchase from us, the number of depositary shares set forth opposite its name below:

Underwriter	Number of depositary shares

J.P. Morgan Securities LLC	200,000
Credit Suisse Securities (USA) LLC	100,000
RBC Capital Markets, LLC	100,000
UBS Securities LLC	100,000

Total	500,000

The underwriters have advised us that they are committed to purchase all the depositary shares offered by us if they purchase any depositary shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

Depositary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $6.00 per depositary share.

Any such securities dealers may resell any depositary shares purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price not to exceed $2.50 per depositary share. If all the depositary shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The underwriting fee is equal to the public offering price per depositary share less the amount paid by the underwriters to us per depositary share. The following table shows the underwriting discounts and commissions to be paid to the underwriters.

Per Depositary Share	$10.00
Total	$5,000,000.00

We estimate that our total expenses of this offering, including registration, filing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $300,000.00.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The depositary shares are a new issue of securities, and there is currently no established trading market for depositary shares. The underwriters have advised us that they intend to make a market in the depositary shares. However, they are not obligated to do so and may discontinue any market making in the depositary shares at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the depositary shares will develop, that you will be able to sell your depositary shares at a particular time or that the price you receive when you sell will be favorable.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required.

The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who come to possess this prospectus supplement or the accompanying prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters will be permitted to engage in certain transactions that stabilize the price of the depositary shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the depositary shares. If the underwriters create a short position in the depositary shares in connection with the offering, i.e., if they sell more depositary shares than are set forth on the cover page of the prospectus supplement, the underwriters may reduce that short position by purchasing the depositary shares in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriters’ overallotment option or, where no overallotment option exists, sales in excess of the number of depositary shares an underwriter has agreed to purchase from the issuer. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters will make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain of the underwriters and their affiliates have in the past provided to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. From time to time, certain of the underwriters and their affiliates may affect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities including potentially the depositary shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the depositary shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of securities described in this prospectus supplement may be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive (as defined below), 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

•

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require M&T or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any securities described in this prospectus supplement in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe such securities, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

Each underwriter has represented and agreed that:

(a) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any depositary shares or Preferred Stock other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (b) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Preferred Stock, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Preferred Stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The depositary shares and Preferred Stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares or Preferred Stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospectus Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares or Preferred Stock may not be circulated or distributed, nor may the depositary shares or Preferred Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where depositary shares or shares of the Preferred Stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within 6 months after that corporation or that trust has acquired the Preferred Stock pursuant to an offer under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Canada

The depositary shares may be sold only to Canadian purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Validity of Securities

The validity of the Preferred Stock will be passed upon for M&T by Wachtell, Lipton, Rosen & Katz, New York, New York, and for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP from time to time performs legal services for M&T.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Hudson City Bancorp, Inc. and subsidiary as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

M&T BANK CORPORATION

$3,000,000,000

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

of

M&T BANK CORPORATION

These securities may be offered and sold from time to time by us, and also may be offered and sold by one or more selling securityholders to be identified in the future, in one or more offerings, up to a total dollar amount of $3,000,000,000 (or the equivalent in foreign currency or currency units). We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in these securities. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

M&T Bank Corporation’s common stock is traded on the New York Stock Exchange under the symbol “MTB.”

Investing in our securities involves certain risks. See “Risk Factors” on page 4 of this prospectus and on page 23 of our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference, as well as any risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about certain risks that you should consider before buying any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

M&T Securities, Inc. is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the securities referred to above. Accordingly, the participation of such entity in the offerings of such securities will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is September 18, 2015.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “M&T”, “we”, “us”, “our” or similar references mean M&T Bank Corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and other publicly available documents, including the documents incorporated herein by reference, may include and our representatives may from time to time make projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our business and management’s beliefs and assumptions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”), which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Forward-looking statements speak only as of the date they are made and we assume no duty to update forward-looking statements.

Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on trust-related revenues; legislation and/or regulation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation or regulation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.

ABOUT THIS DOCUMENT

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus. Each time we offer and sell securities, we will provide a prospectus supplement that will contain information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, our SEC filings are available to the public at the SEC’s website at http://www.sec.gov. M&T also maintains a website (http://www.mandtbank.com ) where information about M&T and its subsidiaries can be obtained. The information contained in the M&T website is not part of this prospectus.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (other than those documents or portions of those documents that may be “furnished” and not filed with the SEC) until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 20, 2015;

•	Definitive Proxy Statement on Schedule 14A for the 2015 Annual Meeting of Shareholders held on April 21, 2015, filed with the SEC on March 5, 2015;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, filed with the SEC on May 8, 2015, and June 30, 2015, filed with the SEC on August 5, 2015;

•	Current Reports on Form 8-K, filed with the SEC on January 30, 2015, April 17, 2015, April 23, 2015 and June 9, 2015; and

•	The description of M&T’s common stock and preferred stock contained in the Registration Statement on Form 8-A filed with the SEC on May 20, 1998.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address and telephone number:

M&T Bank Corporation

One M&T Plaza

Buffalo, New York 14203

(716) 842-5445

ABOUT M&T BANK CORPORATION

M&T Bank Corporation is a New York business corporation, which is registered as a financial holding company under the Bank Holding Company Act of 1956, as amended and as a bank holding company under Article III-A of the New York Banking Law. The principal executive offices of M&T are located at One M&T Plaza, Buffalo, New York 14203. The telephone number for M&T is (716) 842-5445.

RISK FACTORS

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any securities offered under this prospectus as set forth in the applicable prospectus supplement.

CONSOLIDATED EARNINGS RATIOS

The table below provides M&T’s consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods shown.

Effective January 1, 2015, we made an accounting policy election in accordance with amended accounting guidance issued by the Financial Accounting Standards Board in January 2014 to account for investments in qualified affordable housing projects using the proportionate amortization method. Under the proportionate amortization method, we amortize the initial cost of the investment in proportion to the tax credits and other tax benefits received and recognize the net investment performance in the income statement as a component of income tax expense. The adoption of the amended guidance did not have a significant effect on our financial position or results of operations, but did result in the restatement of the consolidated statement of income for periods prior to January 1, 2015 to remove losses associated with qualified affordable housing projects from “other costs of operations” and include the amortization of the initial cost of the investment in income tax expenses. The cumulative effect of the adjustments associated with adopting the amended guidance was not material as of the beginning of any period presented in those consolidated financial statements. These restated consolidated statements of income for periods prior to January 1, 2015 have been reflected in the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends provided below.

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
Excluding interest on deposits	6.71x	7.55x	7.46x	8.45x	7.05x	5.52x	4.66x
Including interest on deposits	5.76x	6.18x	6.18x	6.51x	5.19x	3.89x	3.27x
CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits	4.91x	5.41x	5.33x	6.42x	5.53x	4.55x	4.01x
Including interest on deposits	4.44x	4.75x	4.71x	5.31x	4.40x	3.46x	3.00x

VALIDITY OF SECURITIES

The validity of the securities may be passed upon for us by Hodgson Russ LLP, or by counsel named in the applicable prospectus supplement, and for any underwriters or agents by counsel selected by such underwriters or agents.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of M&T Bank Corporation for the year ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

500,000 Depositary Shares Each Representing a 1/10th Interest in a Share of

Perpetual Fixed-to-Floating Rate Non-Cumulative

Preferred Stock, Series F

PROSPECTUS SUPPLEMENT

October 25, 2016

Joint Bookrunners

J.P. Morgan	Credit Suisse	RBC Capital Markets	UBS Investment Bank